Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

SYNNEX Corporation:

We consent to the use of our report dated January 28, 2013, with respect to the consolidated balance sheet of SYNNEX Corporation as of November 30, 2012, and the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for the year ended November 30, 2012, and related financial statement schedule, and the effectiveness of internal control over financial reporting as of November 30, 2012, incorporated herein by reference.

/s/ KPMG LLP

Santa Clara, California

September 27, 2013